Exhibit 99.1

Final Transcript

Conference Call Transcript

GGI — Q3 2004 The GEO Group Earnings Conference Call

Event Date/Time: Nov. 04. 2004 / 2:30PM ET
Event Duration: N/A

CORPORATE PARTICIPANTS

Rosa Suarez
The GEO Group — Media Relations

George Zoley, Ph.D.
The GEO Group — Chairman, CEO

PRESENTATION

Operator

Good afternoon. My name is Kimberly and I will be your conference facilitator today. At this time I would like to welcome everyone to The GEO Group Inc. third quarter 2004 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time press star 1 on your telephone keypad. As a reminder, ladies and gentlemen, this conference is being recorded today, Thursday, November 4, 2004. Should anyone need assistance at any time during this conference please star 0 and an operator with assist you. Thank you. I would like to introduce Ms. Rosa Suarez. Ms. Suarez, you may begin your conference.

Rosa Suarez - The GEO Group — Media Relations

Thank you, operator. Good afternoon everyone and thank you for joining us for today’s discussion of the The GEO Group’s third quarter 2004 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer, accompanied by Wayne Calabrese, Vice Chairman, President and Chief Operating Officer, Jerry O’Rourke, Chief Financial Officer, and David Watson, Vice President of Finance and Brian Evans, Vice President of Accounting and Chief Accounting Officer. This afternoon, we will discuss our third quarter performance, current business development activities and conclude the call with a question and answer session. This conference is also being webcast live at the Company’s website at www.thegeogroupinc.com. A telephonic replay will be available through December 4. The replay telephone number is 1-800-642-1687.

Before I turn the call over to George, please let me remind you that much of the information we will discuss today including the answers we give in response to your questions may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor Provisions of the Securities Laws. Our actual results may differ materially from those in the forward-looking statements as a result of various other factors contained in the Company’s Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K report. In addition we will be discussing non-GAAP pro forma basis information on the conference call. A reconciliation of GAAP basis information to any non-GAAP pro forma basis information discussed on the call may be found on the conference Call/Webcast Section of GEO’s Investor Relations page at www.thegeogroupinc.com. With that, please allow me to turn this call over to George Zoley. George?

George Zoley, Ph.D. - The GEO Group — Chairman, CEO

Thank you, Rosa. And good afternoon to everyone. Thank you for joining me today as I provide an overview of GEO’s financial results for the third quarter of 2004. When I conclude my prepared remarks I will open the call up to a question and answer session. As announced in the press release we issued earlier today, our third quarter earnings were $5.7 million or 59 cents per share based on 9.7 million diluted weighted average shares outstanding; compared to $30.4 million or $2.79 per share based on 10.9 million diluted weighted average shares outstanding for the third quarter of 2003. As you may recall, this difference in shares outstanding resulted from the repurchase of 12 million shares from our former majority shareholder Group 4 Falck on July 9, 2003. Our third quarter 2004 results were positively impacted by an after tax reduction of $2.2 million or 23 cents earnings per share in our general liability, automobile and workers compensation insurance reserves. I will discuss this adjustment later in the call.

In addition to the difference in the number of shares outstanding between 2003 and now our third quarter 2003 results were inclusive of a one-time after-tax gain of approximately $32.7 million or $3 earnings per share from the sale of our joint venture interest in the UK. A charge of approximately $1.2 million after tax or 11 cents earnings per share related to the refinancing of our former senior credit facility. A write-off of approximately $3 million after tax or 27 cents earnings per share related to our deactivated Jena Louisiana facility. And approximately $1.8 million after tax or 17 cents earnings per share for transition costs to our related to our DIMIA contract in Australia.

Third quarter 2004 earnings include income from continued operations of $6 million or 62 cents per share, compared to $29.7 million or $2.72 per share for the same period in 2003. Third quarter 2004 earnings also include an after tax loss of approximately $200,000 or 3 cents per share from discontinued operations related to the closeout costs for our DIMIA contract in Australia compared with earnings of $700,000 net of tax or 7 cents per share for the same period in 2003. Third quarter 2004 pro forma income from continuing operations was $3.7 million or 39 cents per share compared to $2.9 million or 27 cents per share for the same period in 2003. Exclusive of the one-time items I just mentioned and discontinued operations. For the first 9 months of the year earnings per share from continuing operations were $1.26, totaling $12.2 million compared with $2.20; totaling $39.3 million for the first 9 months of 2003. Inclusive of $32.7 million after tax gain from the sale of our UK joint venture interest and the several one time charges that I previously discussed. For the first 9 months of the year pro forma earnings per share were $1.03. Totaling $10 million compared with 70 cents per share; totaling $12.6 million for the first 9 months of 2003. Pro forma earnings exclude the adjustments I previously discussed and discontinued operations.

Revenue from continuing operations for the first 9 months of 2004 increased to $437.6 million from $409.8 million for the same period in 2003. Our third quarter revenue increased by 5% to $148.3 million from $141.8 million for the same period in 2003. Our third quarter 2004 revenues include $5.3 million of construction revenue related to the expansion of our South Bay Correctional Facility in Florida. We have booked $8.9 million of construction revenue during 2004 related to this project. The total project will generate construction revenues of approximately $23 million and we expect to complete the expansion in the second quarter of 2005. A slight delay as a result of hurricanes which impacted the area in August and September. We expect the construction revenue during the fourth quarter of 2004 to be between $7 to $8 million. Also a stronger Australian dollar contributed to a $1.5 million increase in revenues in the third quarter of 2004 and $8.2 million increase for the first 9 months of 2004.

Additionally, revenue increases for the third quarter of 2004 and the first 9 months of 2004 reflect the opening of Lawrenceville Virginia Correctional Center in March of 2003. The opening of the Sanders Estes unit in Venus, Texas, in January of 2004. Contractual adjustments for inflation and improved terms negotiated into a number of our contracts. These factors offset the discontinuation of our management contracts for the McFarland Facility in California and the [Willosy] the and John R. Lindsey state jails in Texas. For the first 9 months of 2004 operating expenses increased to $365.1 million from $352.1 million for the same period in 2003. Our third quarter 2004 operating expenses decreased to $121 million from $126.9 million for the same period in 2003. Third quarter 2004 operating expense includes a $4.2 million pretax reduction or $2.2 million after tax reduction in our general liability automobile workers compensation insurance reserves. This reduction is a result of revised actuarial loss projections related to loss estimates for the initial 2 years of our new GEO insurance program which was established in October of 2002. All of our risk related to general liability, automobile, and workers comp claims prior to October 2, 2002 remains with the Wackenhut Corporation under our former parent Company’s insurance program. Effective October 2, 2002 we established a new GEO insurance program where loss reserves are undiscounted and computed based on independent actuarial studies.

As I have discussed in previous conference calls we experienced significant adverse claim development in general liability and workers comp claims in the late 1990s. Beginning approximately in 1999 we made significant operational particularly changes related to our general liability losses by eliminating or minimizing our exposure to high risk juvenile and female populations. And by aggressively managing our risk in a more proactive manner. Furthermore, we established our own legal department and headed by John Bulfin, our General Counsel. And most recently we recruited Tom Boyar as Vice President of Risk Management. Mr. Boyar brings 30 years of risk management experience to GEO. These changes collectively have resulted in improved claims experience and loss development which are now reflected in our actuarial projections. As a result of the improving trends and our annual actuarial study we have reduced our reserves for projected losses related to the claims arising since October 2, 2002. All claims and loss reserves prior to October 2, 2002 are the responsibility of the Wackenhut Corporation.

The third quarter 2003 operating expenses included a charge of approximately 5 million pretax or 3 million after tax related to our deactivated Jena, Louisiana, facility. And expenses of approximately 3 million pretax or $1.8 million after tax related to the transitioning of our DIMIA contract. Other increase in our operating expense for the third quarter and the first 9 months of 2004 are consistent with the increase in revenues as a result of the strengthening of the Australian dollar as well as nominal inflationary increases. For the first 9 months of 2004 depreciation and amortization expense was $10.4 million compared to $10 million for the comparable period 2003. Third quarter 2004 depreciation and amortization expense increased to $3.6 million from $3.3 million for the same period in 2003. For the first 9 months of 2004 general and administrative expenses increase increased to $32.6 million, up from $28.6 million for the same period a year ago. Our third quarter 2004 G&A expenses increased to $10.6 million, up from $9.5 million for the same period a year ago.

These increases reflect higher costs related to the implementation of the Sarbanes Oxley Act including; accounting, legal and other professional fees. As well as increased headcount at the corporate attributable to additional personnel retained as a result of the assumption of the corporate functions and services that were previously provided by the Wackenhut Corporation. Our effective tax rate for the third quarter of 2004 was approximately 46%. We expect effective tax rate to be approximately 42% for the remainder of 2004 and approximately 43% for all of 2004. In the first 9 months of 2004 equity income from affiliates decreased to approximately $1.2 million down from $2.6 million for the same period a year ago. Our equity income from affiliates for the third quarter of 2004 increased to approximately $600,000 compared to $500,000 for the third quarter of 2003. Third quarter and year-to-date 2004 equity income from affiliates represents the results of our South African joint venture entity only. While the comparable periods in 2003 included results from our joint ventures in both South Africa and the United kingdom through July 2, 2003. Our compensated man days increased to 2.9 million for the third quarter of 2004 compared to 2.7 million for the third quarter of 2003. These figures exclude our South African joint venture and our DIMIA facilities.

The third quarter 2004 average occupancy rate remained constant at approximately 99% to 100%. Our average correctional per diem rate for the third quarter 2004 was $53.66 compared to $49.29 for the third quarter of 2003. This increase is due to higher per diem rates generated from our existing and new correctional contracts. Turning to our balance sheet. Cash at the end of the third quarter of 2004 was approximately $88 million compared to $82 million at end of the second quarter of 2004. As you may recall on June 25, we announced that we had used $43 million of the $80 million in pretax proceeds from the sale of our UK joint venture in interest to reduce borrowings under the term loan portion of our senior secured credit facility to approximately $53 million. As we have stated before we believe this reduction in our term loan debt strengthens our ability to access the senior debt and equity markets in the future which along with our cash on hand will enable us to finance our future growth.

We are continuing to explore accretive acquisition opportunities domestically and internationally in our core businesses involving correctional and mental health services. And we are evaluating opportunities for expansion of select facilities. At the end the third quarter 2004 our balance sheet reflected approximately $200 million in total debt not including nonrecourse debt of approximately $41.1 million related to the financing of a facility in Australia. This total debt of approximately $200 million is comprised of $53 million in borrowings outstanding under the term loan portion of our senior secured credit facility bearing interest at LIBOR plus 2.5% and $150 million of 10 year 8.25% senior unsecured notes net of commissions of approximately $4 million and an interest rate swap market valuation increase of approximately $1 million. Our senior secured credit facility consists of the term loan and $50 million revolver bearing interest at LIBOR plus 2%. Which at the end of the third quarter had no amounts outstanding and $31.2 million set aside for the letters of credit. This concludes my overview of our financial performance during the third quarter. And I would like to say we are very pleased with these results.

Now, turning to our year end 2004 guidance. We expect earnings per share for the fourth quarter of 2004 to be in the range of between 43 and 48 cents. We are providing guidance for our 2004 year end earnings per share to be in the range of between $1.65 and $1.70. Before turning to our business development activities I would like to provide you with an update on our current facility expansions. With regard to our current facility expansions the 252 bed expansion product at our George W. Hill Correction Facility in Delaware County Pennsylvania has been completed. This expansion consists of a new 206 bed general population unit and a 46 bed expansion to the special medical care unit which became operational during the third quarter of 2004. Additionally as you may recall in January of this year the State of Florida approved a 544 bed expansion to our 1,318 bed South Bay Correctional Facility. As I stated earlier in the call this expansion is expected to be completed in the second quarter of 2005.

Moving now to our business development activities. We are continuing our efforts to expand every area of our business in domestic and international correctional mental health and special needs population management services. As well as other related management services for government clients. I would like to first address the pending proposals that we have submitted to governments on either a solicited or unsolicited basis. As of the end of the third quarter we have submitted proposals or are awaiting awards or in negotiations with current and potential clients for new and expansion projects totaling 9,500 beds. Domestically we have responded to a solicitation issued by the U.S. Marshal Services for up to 2800 beds within the new 50 mile radius of the new Federal Courthouse in Laredo, Texas. We submitted the proposal to the U.S. Marshal Service on August 3, 2004. We expect the award for the project to be made sometime in the first quarter of 2005. This is the first Federal project to allow for a 20 year contract term inclusive of option terms. We have also submitted proposals for the management and operation of an 1,150 bed facility in Montgomery County Texas and a 738 bed facility in Cameron County, Texas. We expect awards for these 2 projects to made in the late fourth quarter of 2004 or early in the first quarter of 2005.

In Virginia we submitted a proposal to the Virginia Department of Corrections under the Public/Private Educational Facilities and Infrastructure Act for the development and operation of 1 or 2 1,500 bed correctional facilities. We are preparing to make a presentation to the Department of Corrections in a couple of weeks. The Department will then decide whether or not to proceed with one or both of the proposed prisons. If the Department does the decide to proceed with an award it is likely that the prison or prisons will be completed and opened sometime in 2007. In addition to these previously submitted and pending proposals we are preparing to submit solicited and unsolicited new proposals to existing and potential clients for approximately 7,500 beds. In the United States we are preparing a proposal to be submitted in response to a procurement issued by the Commonwealth of Kentucky for the management and operation of the newly completed 961 bed Little Sandy Correctional Complex in Elliott County, Kentucky. We expect an award for this project will be made by the end of the year and the activation will begin shortly after contract award with a facility opening date of March 2005. We are also preparing to respond to a solicitation announced by Shelby County, Texas, for the management of their existing County and correctional and jail facilities totaling 2,500 beds.

[Loss of audio]

Hello. This George Zoley again. And I deeply apologize for the disruption in service. Our phones went dead and we couldn’t seem to get back on until now. So, I appreciate those diehards who are still on the line listening to our conference call and I will try to pick up where I think I left off previously. In addition to the previously submitted pending proposals we are preparing to submit solicited and unsolicited new proposals to existing and potential clients for approximately 7,500 beds. In the United States we are preparing a proposal to be submitted in response to a procurement issued by the Commonwealth of Kentucky for the management and operation of the newly completed 961 bed Little Sandy Correctional Complex in Elliott County, Kentucky. We expect that an award for this project will be made by the end of the year and the activation will begin shortly after contract award with a facility opening date of march 2005.

We are also preparing to respond to a solicitation announced by Shelby County, Tennessee, for the management of their existing County correctional and jail facilities totaling approximately 2,500 beds. The solicitation also calls for the potential construction and management of a new facility to replace the existing facilities. We expect an award for this project to be made in the second or third quarter of 2005. Furthermore, our recent request for information was published by the California Department of Corrections in an effort to identify bidders for 1,000 community correctional facilities beds. We are currently in the process of responding to this request. Additionally, we are currently in discussions with 2 other counties on an unsolicited basis to develop and/or operate facilities totaling just under 2,000 beds. And we are also currently in discussions with another state jurisdiction for the potential management of a 400 bed mental health hospital. Internationally we’ve responded to an expression of interest published by the New South Wales Government in Australia for non-custodial services at a new 128 bed forensic hospital under the Government’s public/private partnership program.

Also you may recall on July 30 we were notified that we advanced to the Invitation to Negotiate stage of a procurement issued by the Scottish Prison Service for the design, construction, financing and operation of a new 700 cell prison in Addiewell Scotland. We are in the process of submitting a proposal for this project on December 10 and we expect an award by the second quarter of 2005. The prison should be complete and open sometime in late 2006. With respect to pipeline projects we expect to be preparing proposals within the next 12 to 18 months for a number of projects totaling approximately 20,000 beds both domestically and internationally. Approximately 7500 are in the domestic U.S. market. And 12,000 beds are in the international market. And 500 beds are in the mental health services area. This growth potential continues to be based on several factors that are favorable to our industry. Including the President’s 2005 budget providing partial funding for an additional 4,500 contract beds for the housing of criminal alien population. We feel that this funding will provide new business opportunities for the private sector in our Company. Additionally, the Department of Homeland Security Appropriations Act of 2005 provides an increase of $179 million for the improvements in immigration enforcement both domestically and overseas including $123 million for the detention and removal of illegal aliens as well as $16.5 million for detention bed space.

The Office of Federal Detention Trustee continues to work with state governments, local governments and private sector service providers to contract for adequate detention capacity to house detained individuals charged with Federal offenses or awaiting a hearing on their immigration status or deportation. The number of detainees in state, local and private prisons during 2004 and 2005 is expected to represent approximately 77% of the Federal detention population. These state, local and private contractor relationships allow the Federal agencies to carry out the function of

Federal detention in a cost effective matter. We believe that the increasing Federal detention needs with serve to expand our business base over the next 12 to 18 months. Internationally, we believe that several more business opportunities will develop in the United Kingdom and in continental Europe in the next 12 to 18 months.

As I have repeatedly stated, we remain committed to re-establishing our presence in the UK market. Just recently the Chief Executive of the new National Offender Management Service in England announced a new program of prison market testing that will start next year and may include private tenures for the management of groups of prisons for the first time. More specifically, the Bureau of Immigration and Customs Enforcement has issued a presolicitation notice for a 750 bed detention facility to be located near the Denver Colorado area. We expect that a procurement will be issued by the office of Federal Detention Trustee late this year or early next year with an award being made in the first quarter of 2006. We will be submitting a proposal for the expansion of our 350 bed Aurora Colorado Ice Processing Center in response to this solicitation. At state level as we’ve previously mentioned, the State of Florida approved a procurement for a 1,280 bed adult male prison to be located in Graceville Florida. With a contract to be awarded sometime in calendar year 2005. In addition we are expecting procurement sometime in early 2005 for additional Federal projects.

One by the Bureau of Immigration and Customs Enforcement through the Office of Federal Detention Trustee for a 1,000 bed detention facility located near Phoenix Arizona. And one more procurement by the Bureau of Prisons for 4,500 low security beds. We expect that those awards for those projects will be made sometime in 2006. Internationally we expect the second procurement will be issued by the Scottish Prison Service to design, build manage and finance a 700 cell prison located in Lomas, Scotland. We are also continue to monitor business opportunities in the Republican of South Africa. Where as you may recall on July 27 the Department of Correctional Services announced that it it is moving forward with plans for the development and operation of 4 new prisons on a public/private partnership basis. The government has appointed a team of advisers to perform a feasibility study with respect to the construction and operation of these 4 new 3,000 bed prisons. And to facilitate negotiations between the Department of Correctional Services and private parties.

The operation of our 3,024 bed prison in Northern Province of South Africa has very been successful. And we believe we are well positioned to strengthen our partnership with South Africa’s Department of Correctional Services as they move forward with new solicitations. With regards to our mental health services we have noted previously that the State of Florida recently passed legislation authorizing the privatization of another of its state hospitals. We expect the procurement for this 200 bed facility to be issued before the end the year with the contract award to be made in 2005. Our Atlantic Shores Healthcare Subsidiary ASH, is hopeful of building on its current successful partnership with the State of Florida’s Department of Children and Family Services.

Furthermore, we have received a request for information from the State of Georgia for the management of a chronic care facility. And another state jurisdiction has recently proposed the construction of a new 300 bed state mental hospital to replace. 2 existing mental health facilities. In addition we are in discussions with several state and local governments around the country to provide mental health services in — during the government owned and operated facilities. Or in new facilities to be developed and operated by ASH. We estimate that the total annual revenues from these pipeline projects exceeds $300 million. Our newly appointed President of Atlantic Shores Healthcare, Jorge Dominicis, is working hard with his team to bring these exciting new project opportunities to the market. And we are confident of success in this important area of GEO’s future growth. That concludes my presentation I would be glad to any address any questions from our audience.

QUESTION AND ANSWER

Operator

[Caller instructions.] We have no questions at this time, sir.

George Zoley, Ph.D. - The GEO Group — Chairman, CEO

We would like to thank everyone for joining us on this call. We apologize once again for the interruption in service and hope you will join us for our fourth quarter conference call. Thank you very much.

Operator

Ladies and gentlemen this concludes today’s conference. You may now disconnect.

Final Transcript

Conference Call Transcript

GGI — The GEO Group Conference Call

Event Date/Time: Nov. 05. 2004 / 11:00AM ET
Event Duration: N/A

CORPORATE PARTICIPANTS

Rosa Suarez
The GEO Group, Inc. — IR

George Zoley
The GEO Group, Inc. — Chairman, CEO

Wayne Calabrese
The GEO Group — Vice Chairman, President, COO

Jerry O’Rourke
The GEO Group, Inc. — CFO

CONFERENCE CALL PARTICIPANTS

Andrew May
Jeffries — Analyst

Jim McDonald
First Analysis — Analyst

Patrick Swindle
Avondale Partners — Analyst

Scott Schneeberger
Lehman Brothers — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the GEO Group question-and-answer conference call. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today’s call, Ms.Rosa Suarez. Please proceed, ma’am.

Rosa Suarez - The GEO Group, Inc. — IR

Good morning everyone and thank you for joining us for the GEO Group Inc. third-quarter 2004 earnings results follow-up question-and-answer session. This session was scheduled pursuant to technical difficulties experienced during our conference call yesterday.

With us today is George Zoley, Chairman and Chief Executive Officer, accompanied by Wayne Calabrese, Vice Chairman, President and Chief Operating Officer, Jerry O’Rourke, Chief Financial Officer, David Watson, Vice President of Finance, and Brian Evans, Vice President of Accounting and Chief Accounting Officer.

This conference is also being webcast live at the Company’s Web site at www.thegeogroupinc.com. A telephonic replay will be available through December 5th. The replay telephone number for domestic callers is 1-888-286-8010 and 1-617-801-6888 for international callers.

Before I turn the ball over to George, please let me remind you that the answers we give in response to your questions may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statement as a result of various other factors contained in the Company’s Securities and Exchange Commission filing, including the Forms 10-K, 10-Q and 8-K reports.

In addition, we may discuss non-GAAP pro forma based information on the conference call. A reconciliation of GAAP based information to any non-GAAP pro forma based information discussed on the call may be found on the conference call/webcast section of the Geo’s Investor Relations page at www.thegeogroupinc.com. With that, please allow me to turn this call over to George Zoley.

George Zoley - The GEO Group, Inc. — Chairman, CEO

I would like to thank all of the people on the call today, and I apologize once again for the interruption in yesterday’s phone call. There were technical difficulties in the line. We were not able to stay on ourselves. And we tried to get back on and complete the call, and I think we did. And I think the entire call was recorded and is on the Web site presently. And I hope people have had a chance to listen to it. So with that assumption we will now move forward to the question-and-answer session. So I would like to address any questions our listeners may have at this time.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Andrew May from Jeffries.

Andrew May - Jeffries — Analyst

A couple of things. The South Bay expansion, I believe you said yesterday it was delayed by weather and now will be completed, did you say late second quarter?

George Zoley - The GEO Group, Inc. — Chairman, CEO

Yes.

Andrew May - Jeffries — Analyst

But my understanding is that the contract expires June 30. Is it possible that you will finish that thing? Any chance you get a further extension there, or is it possible it is finished the day the contract rolls?

George Zoley - The GEO Group, Inc. — Chairman, CEO

We would like to see an extension of that contract as well as the other contract we have with the state at this time, which is for Moorehaven. So that is a distinct possibility.

Andrew May - Jeffries — Analyst

Right. I mean the state — I would presume there would be some sympathy to the notion that you have spent a lot of time and effort expanding a facility that would be awkward to have somebody else run it, if you were not to get renewed?

George Zoley - The GEO Group, Inc. — Chairman, CEO

That’s correct. And I think they understand that.

Andrew May - Jeffries — Analyst

Fair enough. And then you have expanded the Delaware County facility. Would you comment on, I believe you said that is completed now?

Wayne Calabrese - The GEO Group — Vice Chairman, President, COO

This is Wayne. The Delaware County expansion was actually done by the County of Delaware. And yes, it is completed and occupied.

Andrew May - Jeffries — Analyst

So fully occupied and began — would you mind giving the details on when it got occupied and —?

Wayne Calabrese - The GEO Group — Vice Chairman, President, COO

I believe the initial occupancy was in mid-September, and it ramped up pretty quickly from that.

Andrew May - Jeffries — Analyst

So that should help topline Q4 versus Q3?

George Zoley - The GEO Group, Inc. — Chairman, CEO

(indiscernible) side, yes.

Andrew May - Jeffries — Analyst

Great. And then any — a quick update on the prospects of disposition of the Jenna (ph) facility?

Wayne Calabrese - The GEO Group — Vice Chairman, President, COO

As you know, we took a write-off, I guess it was last year through second quarter ‘06. And we’re continuing to work hard on many levels through many different people to reactivate that facility for some purpose, from for some client. But at this point we think we have taken the right approach in terms of the write-off under previous rules, and we will continue to work it hard quarter to quarter.

George Zoley - The GEO Group, Inc. — Chairman, CEO

So there’s no change to report at this time.

Andrew May - Jeffries — Analyst

So status quo. All right. Good. Thank you very much.

Operator

Jim McDonald from First Analysis.

Jim McDonald - First Analysis — Analyst

Just follow-up on that. Could you talk about the McFarland at all?

George Zoley - The GEO Group, Inc. — Chairman, CEO

McFarland we are still in discussions with the state for the possible use of that facility.

Jim McDonald - First Analysis — Analyst

Any time frame on a decision?

George Zoley - The GEO Group, Inc. — Chairman, CEO

It could be in the near future. I’m under the impression that that that Prop 66 in California failed with regarding the repealing the three strikes and your are out.

Jim McDonald - First Analysis — Analyst

Right.

George Zoley - The GEO Group, Inc. — Chairman, CEO

And I think the state needs beds, particularly rehabilitation beds.

Jim McDonald - First Analysis — Analyst

And you specifically mentioned that California Community Correction initiative in your text. Is that relevant to this or is that something else?

George Zoley - The GEO Group, Inc. — Chairman, CEO

That is something else. I’ll ask Wayne to —.

Wayne Calabrese - The GEO Group — Vice Chairman, President, COO

The state DOC put out a — I think it was a RFI, a request for information, for up to 1,000 beds. I believe they actually put out a second one very shortly thereafter. It is little confusing to me at this point just exactly what the difference between the two is. But they would presumably include McFarland. Certainly we would express to them, and we have express to them the availability of

McFarland for their use, and we’re continuing in our discussions on the front.

But I think even beyond McFarland, the state has expressed the need for additional community correction type beds, similar to the ones we have in California currently at our four — well — our three operating facilities and McFarland.

Jim McDonald - First Analysis — Analyst

Okay. Is there an opportunity for them for expansion of those or will these be new facilities?

Wayne Calabrese - The GEO Group — Vice Chairman, President, COO

There would be an opportunity for expansion of existing facilities, and I think it also contemplates an opportunity for new facilities.

Jim McDonald - First Analysis — Analyst

Could you give us an update on the status of your bidding on the Florida Mental Hospital contract?

George Zoley - The GEO Group, Inc. — Chairman, CEO

We’re hoping for an RFP by year end. And we think it will take at least a quarter for a decision, so probably by the second — by the end of the first quarter or beginning of the second quarter of next year before there is an award on that contract.

Jim McDonald - First Analysis — Analyst

That’s delayed, right?

George Zoley - The GEO Group, Inc. — Chairman, CEO

It is delayed, and as most things do get delayed during presidential elections. And additionally we hope there is another project that may come out for bid involving the state.

Jim McDonald - First Analysis — Analyst

I’d just like to just ask one more and I will get off and come back. But in Scotland you have mentioned some discrete projects. Isn’t there also some kind of bundled effort going on over there? And could you talk about how all that works?

Wayne Calabrese - The GEO Group — Vice Chairman, President, COO

It is Wayne. The bundled, so-called bundled projects I think at the moment have to do with — I forget their term for it, but for either youthful offender or juvenile, actually quite young. They are like 11 to 15 year old type facilities. They are relatively small. We had one of those in our former joint venture in the UK. And I think there is, at least it this moment my understanding, some talk about so-called bundling of four of those for a single procurement.

Jim McDonald - First Analysis — Analyst

Would you have an interest in those, given the age group?

Wayne Calabrese - The GEO Group — Vice Chairman, President, COO

I won’t say categorically no. We will certainly, under our new offices there that we have opened, look into it, but we can’t say that we will go after those.

Operator

Patrick Swindle from Avondale Partners.

Patrick Swindle - Avondale Partners — Analyst

In looking at the guidance that you gave for the fourth quarter, the range is a bit wider than it had been previously. I was wondering if you could give any color on what the rationale was behind the broadening of the range?

George Zoley - The GEO Group, Inc. — Chairman, CEO

There’s at least a couple of things that we can mention, possible increased costs due to Sarbanes-Oxley, and the possibility of some start up costs regarding the opening of another facility. But there’s a lot of moving pieces going on in the Company, and we just thought we needed to give a broader range.

Patrick Swindle - Avondale Partners — Analyst

Sure. Now you certainly have a lot of cash on the balance sheet, and have looked at the potential for — or have an active acquisition program. Can you give any update on where you are in terms of the pipe line or what multiples are — what you’re seeing out there in terms of acquisitions?

George Zoley - The GEO Group, Inc. — Chairman, CEO

We believe there are several acquisition opportunities. We are engaged now in active discussions on multiple opportunities, but I really can’t tell you which ones obviously.

Patrick Swindle - Avondale Partners — Analyst

Sure.

George Zoley - The GEO Group, Inc. — Chairman, CEO

And that we’re continuing to look at. I guess my central belief is that it is really a timing issue. We will make acquisitions. It is just a question of how soon we’re successful in implementing them.

Patrick Swindle - Avondale Partners — Analyst

How is the competitive environment in the multiples? Have you seen any changes or shifts in the market recently?

George Zoley - The GEO Group, Inc. — Chairman, CEO

No, I think the multiples are still fairly strong comparative to the security industry. It is hard to know who to compare ourselves to. But the multiples are probably in the 7 to 10 times EBITDA range. And they had been there I think for a number of years, which are I think higher than the multiples for our security tech companies, indicating kind of a strength in quality of earnings of our industry.

Patrick Swindle - Avondale Partners — Analyst

Right. Looking at the pipeline, you talked about a 1,200 bed potential long-term opportunity in the international market. Is that concentrated — is that the opportunity you described during the second quarter call in South Africa, or is more broad-based in terms of the pipeline potential there?

George Zoley - The GEO Group, Inc. — Chairman, CEO

It was a 1,200 beds?

Patrick Swindle - Avondale Partners — Analyst

12,000. I’m sorry. I misspoke.

George Zoley - The GEO Group, Inc. — Chairman, CEO

It’s comprised of the opportunities in South Africa, in the UK and Australia.

Patrick Swindle - Avondale Partners — Analyst

Right. And then the last question. On the mental health services side, you mentioned that you’re moving along well there. And that you have identified a pipeline of projects, potentially that could exceed $300 million. Would those also be existing — would those be state — existing state-run facilities, or is it broader than not and that you might be potentially developing facilities for states as well?

George Zoley - The GEO Group, Inc. — Chairman, CEO

It would be similar to our Florida model, that is take over an existing facility and develop a replacement facility over a period of time, typically two to three years.

Patrick Swindle - Avondale Partners — Analyst

How long as the sales cycle in this portion? Obviously it is relatively new and that they would be outsourcing these facilities, but looking at the $300 million opportunity would you say that is a three to five year type pipeline opportunity or would it be shorter than that?

George Zoley - The GEO Group, Inc. — Chairman, CEO

No, the opportunities we believe will start developing early next year, meaning actual awards and executed contracts. So I don’t know if I was completely clear in what I said previously. Once you take over the existing facility you would start reporting those revenues on the existing facility. You would not be waiting for the development of the new facility.

Patrick Swindle - Avondale Partners — Analyst

Sure.

George Zoley - The GEO Group, Inc. — Chairman, CEO

So I look at it as approximately a 12 month marketing period, probably 12 to 18 months.

Operator

(OPERATOR INSTRUCTIONS). Scott Schneeberger from Lehman Brothers.

Scott Schneeberger - Lehman Brothers — Analyst

A question on pricing. Is there — could you just give us an idea on seasonality? Is there any one quarter that tends to be stronger than others with regard to pricing increases? If you just had a little color around that please?

George Zoley - The GEO Group, Inc. — Chairman, CEO

A lot of our contracts have adjustments in mid year or the third quarter to track with the October calendar, which is the federal cycle. So the second and third quarters I would say is when pricing increases most typically take effect.

Scott Schneeberger - Lehman Brothers — Analyst

Also, yesterday and you talked about — I think you quantified 300 million as the revenue opportunity for the potential pipeline business.

George Zoley - The GEO Group, Inc. — Chairman, CEO

And that’s comprised of a relatively few number of facilities because each facility is typically tens of millions of dollars.

Scott Schneeberger - Lehman Brothers — Analyst

I guess specifically is that just the pipeline opportunity projects out there, which I think you quantified as 20,000, or is it inclusive of also what you have —.

George Zoley - The GEO Group, Inc. — Chairman, CEO

The 300 million is just the mental health pipeline that we’re working on presently.

Scott Schneeberger - Lehman Brothers — Analyst

Okay. That’s only mental health?

George Zoley - The GEO Group, Inc. — Chairman, CEO

That’s only mental health.

Scott Schneeberger - Lehman Brothers — Analyst

Okay. All right. Thank you.

George Zoley - The GEO Group, Inc. — Chairman, CEO

Probably comprised of six to eight projects.

Operator

Jim McDonald.

Jim McDonald - First Analysis — Analyst

A couple more things. On the occupancy it has been close to 100 percent, but ticked down a little bit, or at least reported-wise to 98.4. Any particular facilities that are an issue?

George Zoley - The GEO Group, Inc. — Chairman, CEO

Some of the federal facilities had a lower occupancy as late. I don’t know if that has anything to do with the presidential elections or not. But I think that is where we saw it.

Jim McDonald - First Analysis — Analyst

Do you expect that to recover or —?

George Zoley - The GEO Group, Inc. — Chairman, CEO

Yes. Jim, you haven’t asked anything about general liability.

Jim McDonald - First Analysis — Analyst

Actually that was — my next question was you talked about the insurance issue in the quarter. And I guess so my question is what about the insurance going forward, if you had a big positive in the quarter?

George Zoley - The GEO Group, Inc. — Chairman, CEO

And it is accumulative positive, as you might imagine, that covers a two year period. And the value of that positive news is probably on a declining basis. Of a 23 or 25 cents, I would guesstimate like 15 cents was attributable to the first year and 10 cents the second year. And it will decline going into the future. But overall it is very positive news that we have been successful in reducing the cost of our overall insurance program for the companies very substantially, and have further room to do so. And that will be reflected in future earnings.

Jim McDonald - First Analysis — Analyst

Will that come into the —?

George Zoley - The GEO Group, Inc. — Chairman, CEO

You know when — I guess I just want to add, if you look at that that adjustment in all fairness that — parts of that adjustment should be spread out to this year’s earnings and last year’s earnings in all fairness. Because those charges really reverse and should turn into profits for the applicable years, as I just guesstimated.

For instance, last year’s earnings should be effectively 15 cents better because of that adjustment, and this year’s earnings should reflect about 10 cents of that adjustment. It wasn’t just some kind of superficial accounting change. It really reflects stronger earnings.

Jim McDonald - First Analysis — Analyst

Well, that’s kind of my question. Can we expect that to be a 10 cent impact for next year?

George Zoley - The GEO Group, Inc. — Chairman, CEO

I guesstimated that 10 cents may be attributable to this year, but it declined to a smaller number for next year.

Jim McDonald - First Analysis — Analyst

But I mean isn’t that because you would be taking a lower number into your cost?

George Zoley - The GEO Group, Inc. — Chairman, CEO

Yes. But each year is progressively lower. You reach a point where it can’t go any lower.

Jim McDonald - First Analysis — Analyst

Just to remind me, is all this — where it is located, in G&A or OpEx? Do you —?

Jerry O’Rourke - The GEO Group, Inc. — CFO

Operations expenses.

Jim McDonald - First Analysis — Analyst

All in OpEx?

Jerry O’Rourke - The GEO Group, Inc. — CFO

Yes.

Jim McDonald - First Analysis — Analyst

There is none in G&A?

George Zoley - The GEO Group, Inc. — Chairman, CEO

No. All these are real operating profits.

Jim McDonald - First Analysis — Analyst

And while we are talking about that, any kind of broad thoughts on your G&A levels? Have they kind of reached a peak here? I know Sarbanes keeps going and going but —?

George Zoley - The GEO Group, Inc. — Chairman, CEO

I think we have plateaued. And although the fourth quarter we’ve got a push to complete the Sarbanes-Oxley, although it will have to be in effect repeated in subsequent years, I don’t think — we’re going through — everybody’s going through a learning curve this year and the cost reflects that. And I think those costs will decline in subsequent years.

Operator

(OPERATOR INSTRUCTIONS). Sir, we have no further questions. I will turn it back to you for further closing remarks.

George Zoley - The GEO Group, Inc. — Chairman, CEO

Thank you very much for participating today. And again I want to apologize for yesterday’s disruption. And we look forward to addressing you in the next quarter’s conference call. Good day. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Everyone, have a wonderful day.